Exhibit (a)(36)



         CSX                                One James Center
         CORPORATION                        Richmond, Virginia 23219

                                            JOHN W. SNOW
                                            Chairman, President
                                            Chief Executive Officer



         Dear Conrail Employees,

                   These past four months have been a difficult time for

         you, I know, given the uncertainty surrounding Conrail's

         future.


                   You, the loyal employees of Conrail, can be

         extraordinarily proud of what you have accomplished over the last twenty years.  From the dark days of the collapse of the

         Northeastern railroads, you have created a strong, successful private sector railroad in the East -- a railroad that is

         widely acclaimed for the tremendous strides it has made in becoming an industry leader.


                   Most of you are part of the unions that fought to

         preserve rail service in the Northeast.  Those same unions ensured the transition from public to private sector ownership.

         Those of you on the management side provided strong leadership for this success story.  None of this could have happened

         without all of you and your tireless dedication.  Together, you wrote the Conrail success story.


                   Now we are about to begin a new chapter of

         railroading in the region, with large parts of the Conrail system joining with CSX, while the remainder becomes part of

         Norfolk Southern.  For those of you who will be joining the CSX system, I offer you a most hearty welcome!  Together we will build an even greater railroad system in the East.  I also want to congratulate those of you who will be joining Norfolk

         Southern.  The competition between our two great companies will benefit shippers and the region as we fight to win back traffic and grow our rail businesses.  You have demonstrated what hard work, imagination, determination and perseverance can

         accomplish.


                   We will value your experience, your ideas and your

         suggestions as we move forward in these exciting new times.  I am confident the best days for Eastern railroading lie ahead,

         and I am pleased that together we will have the chance to make history anew.


                                       Sincerely,


                                       /s/ John W. Snow